ITEM 77Q(1)(e)  COPIES OF ANY NEW OR AMENDED
REGISTRANT INVESTMENT
ADVISORY CONTRACT


ASSIGNMENT of
INVESTMENT ADVISORY CONTRACT
Federated Stock and Bond Fund, Inc.
         THIS ASSIGNMENT is entered into as of
January 1, 2004 by and
between FEDERATED INVESTMENT MANAGEMENT COMPANY,
a Delaware statutory
trust ("FIMC"), and FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA, a Delaware statutory trust ("FEMCOPA").
         WHEREAS, FIMC, then known as Federated Management,
entered into
an Investment Advisory Contract dated as of August 1,
1989 and an
amendment thereto dated as of June 1, 2001 (collectively,
the "Contract") with Federated Stock and Bond Fund, Inc.
(the "Fund");
         WHEREAS, FIMC desires to assign its rights, duties
and
responsibilities under the Contract to FEMCOPA, and FEMCOPA
desires to
accept such assignment from FIMC; and
         WHEREAS, the Board of Directors of the Fund has
approved the
assignment of the Contract from FIMC to FEMCOPA;
         KNOW ALL MEN BY THESE PRESENTS THAT:
         In consideration of the sum of One Dollar ($1.00)
and other good
and valuable consideration, receipt of which is hereby
acknowledged,
FIMC does hereby assign all of its rights, duties and
responsibilities
under the Contract described above to FEMCOPA, and FEMCOPA
does hereby
accept such assignment.
         IN WITNESS WHEREOF, the parties hereto have caused
this
Assignment to be executed by their authorized representatives as of the
date first hereinabove set forth.
FEDERATED INVESTMENT		FEDERATED EQUITY MANAGEMENT
MANAGEMENT COMPANY		COMPANY OF PENNSYLVANIA


By:  /s/ G. Andrew Bonnewell		By:  /s/ Keith M. Schappert
Name:  G. Andrew Bonnewell		Name:  Keith M. Schappert
Title:  Vice President		Title:  President